UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2016

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On December 2, 2016, the Board of Directors of SunPower Corporation (the “Company”) adopted, and the Company began implementing, a restructuring plan to reduce costs and focus on improving cash flow while positioning the Company to succeed in the next phase of industry growth. As part of the plan, the Board of Directors approved the closure of the Company’s Philippine-based Fab 2 manufacturing facility. In connection with the plan, which is expected to be completed by the end of fiscal 2017, the Company expects approximately 2,500 employees to be affected, primarily in the Philippines, representing approximately 25% of the Company’s global workforce. The Company expects to incur restructuring charges in connection with the plan totaling approximately $225 million to $275 million, consisting primarily of asset impairments, severance benefits, lease and related termination costs, and other associated costs. At least $150 million of such charges are expected to be incurred in the fourth quarter of fiscal 2016, and the Company expects approximately 30% of such total restructuring charges to be cash. The actual timing and costs of the plan may differ from the Company’s current expectations and estimates, and all headcount numbers, charges, and amounts are additional to those under the Company’s previously announced restructuring plan dated as of August 9, 2016.

Item 2.06.	Material Impairments.

The information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated by reference into this Item 2.06.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2016, the Compensation Committee of the Company’s Board of Directors approved an extension of the previously approved reduction of the salary of Thomas Werner, the Company’s President and Chief Executive Officer, to $1, net of benefit costs, through the end of the first quarter of fiscal 2017, with such change to be re-evaluated quarterly. The extension was at Mr. Werner’s request in light of continued market dislocation and the need to reduce operating expenses.

Item 7.01.	Regulation FD.

On December 7, 2016, SunPower Corporation issued a press release, included as Exhibit 99.1 hereto.

The information furnished in Item 7.01 and Item 9.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

As previously disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016, the Company has historically entered into multiple long-term fixed supply agreements for polysilicon for periods of up to 10 years to match its estimated customer demand forecasts and growth strategy for the next several years. The long-term nature of these agreements, which often provide for fixed or inflation-adjusted pricing, may prevent the Company from benefiting from decreasing polysilicon costs, may cause it to pay more at unfavorable payment terms than the current market prices and payment terms available to its competitors, and could cause the Company to record an impairment.

In the event that the Company has inventory in excess of short-term requirements of polysilicon, in order to reduce inventory or improve working capital, the Company may elect to sell such inventory in the marketplace at prices below its purchase price, thereby incurring a loss. In connection with the Company’s efforts to manage its supply arrangements and inventory balances, the Company expects to record an estimated charge of approximately $50 to $55 million during the three months ending January 1, 2017, related to one or more contracts to sell polysilicon at current market prices.

Forward-Looking Statements

The above information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s expected charge during the three months ending January 1, 2017. These forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) risks of negotiating the pricing and quantities for the sale of polysilicon with counterparties and (2) changes in market prices for polysilicon and corresponding accounting charges. A detailed discussion of these factors and other risks that affect the Company’s business is included in filings the Company makes with the Securities and Exchange Commission (the “SEC”) from time to time, including the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online from the SEC or on the SEC Filings section of the Company’s Investor Relations website at investors.sunpower.com. All forward-looking statements in this Current Report on Form 8-K are based on information currently available to the Company, and the Company assumes no obligation to update these forward-looking statements in light of new information or future events.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated December 7, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

December 7, 2016	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated December 7, 2016